Exhibit 99.9

Beijing Yingke Law Firm Shenzhen Office

23、30、31、32 Floor,Media Finance Center,Pengcheng 1st Road,Futian District,Shenzhen

Tel: +86 755 3686 6600

LEGAL OPINIONS

To: OFA Group

Unit B, 16/F, Easy Tower,

609 Tai Nan West Street,

Cheung Sha Wan, Hong Kong

April 1, 2025

Dear Sirs/Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are authorized to issue this opinion (“Opinion”) regarding all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislation of the PRC currently in force and publicly accessible as of the date hereof (hereinafter referred to as the “PRC Laws”). For the purposes of this Opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macao Special Administrative Region, and Taiwan.

We are acting as the PRC counsel for OFA Group (the “Company”) in connection with (a) the initial public offering (the “Offering”) of shares by the Company as set forth in the Company’s registration statement on Form F-l, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering; and (b) the proposed listing and trading of the Company’s ordinary shares on the Nasdaq Capital Market (“NASDAQ”).

1	Documents

In connection with rendering the opinion set forth below, we have reviewed and relied upon originals or copies of the following (collectively referred to as the “Documents”):

(a) the Registration Statement; and

(b) such additional documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

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2	Assumptions

In forming the opinions set forth below, we have made the following cumulative assumptions (without independent verification)：

(a) All documents submitted to us as originals are authentic, and all copies are true and correct reproductions of their respective originals;

(b) All corporate minutes, resolutions, and other documents of or relating to the Company as presented to us, as well as the information provided in the Company’s Confirmation Letter, are truthful, accurate, complete, and not misleading.

3	Opinions

3.1

Pursuant to the Constitution of the PRC, which was originally promulgated on September 20, 1954 and last amended on March 11, 2018, the State may establish special administrative regions as necessary, with systems in such regions prescribed by laws enacted by the National People’s Congress(the “NPC”) in the light of the specific conditions. On April 4, 1990, the NPC promulgated the Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”), which became effective on July 1, 1997. The Basic Law stipulates that Hong Kong is a special administrative region of the PRC with a high degree of autonomy, possessing executive, legislative, and independent judicial powers, including the power of final adjudication.

Under the principle of “one country, two systems”, national laws of the PRC, except for those listed in Annex III to the Basic Law, do not apply to Hong Kong. Furthermore, the Basic Law specifies that the PRC national laws listed in Annex III are limited to matters concerning national defense, foreign affairs, and other areas beyond Hong Kong’s scope of autonomy.

As of the date of this Opinion, none of the PRC laws and regulations referenced herein are included in Annex III to the Basic Law and, therefore, do not apply to Hong Kong.

3.2

On August 20, 2021, the Standing Committee of the National People’s Congress enacted the “Personal Information Protection Law of the PRC” (the”PIPL”), which took effect on November 1, 2021. The PIPL regulates the processing of personal information of natural persons within the territory of Mainland China, including processing activities conducted outside Mainland China under the following circumstances: (1) The processing is conducted for the purpose of providing products or services to natural persons within Mainland China; (2) The processing is intended to analyze or evaluate the behavior of natural persons within Mainland China; or (3) The processing falls under other circumstances prescribed by applicable PRC laws and administrative regulations.

The Data Security Law of the PRC (the “DSL”) was enacted by the Standing Committee of the National People’s Congress on June 10, 2021, and came into effect on September 1, 2021.

Pursuant to Article 41 of PIPL and Article 36 of DSL, domestic entities and individuals are required to obtain prior approval from the competent PRC authorities before transferring data stored within the PRC to foreign judicial or law enforcement agencies.

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Based on the following representations confirmed by the Company: (i) The Company’s operating subsidiary is incorporated in Hong Kong and operates exclusively in Hong Kong, with no subsidiaries or VIE structure in Mainland China; (ii) The Company and its operating subsidiary have, in aggregate, collected and stored personal information from fewer than one million users; (iii) All data collected by the Company or its operating subsidiary is stored on servers located in Hong Kong; (iv) Neither the Company nor its operating subsidiary provides products or services to natural persons in Mainland China, nor do they analyze or evaluate the behavior of natural persons in Mainland China, or conduct data processing activities in Mainland China; (v) The Company and its operating subsidiary have not received any directive from any PRC authority, nor any complaint from citizens or organizations alleging that the Company or its subsidiary endangers national security, public interests, or the legal rights and interests of any citizen or organization; and (vi) The Company and its subsidiary have not received any notification from PRC authorities indicating non-compliance with PRC laws and regulations concerning personal information and data security, nor requiring the Company or its subsidiary to obtain approvals from the CAC or other relevant PRC authorities—as of the date hereof, we are of the opinion that: (i) Neither the Company nor its operating subsidiary will be deemed a “personal information processor”, “critical information infrastructure operator”, “personal information processor with a large user base and/or complex business operations” or “entrusted party” under the PIPL; (ii) Neither the Company nor its operating subsidiary is involved in any non-compliance with the PIPL, DSL, and relevant personal information or data requirements of the CAC; and (iii) Article 41 of the PIPL and Article 36 of the DSL do not apply to documents, information, or materials submitted to NASDAQ in connection with the Company’s listing application and ongoing disclosure obligations once listed.

3.3

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies ( the “Trial Measures”), and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, whether directly or indirectly, must complete a filing procedure and submit relevant information to the CSRC.

The Trial Measures further clarify the criteria for determining whether an overseas listing by a domestic company is indirect, including the follows: (i) 50% or more of the issuer’s operating revenue, total profit, total assets, or net assets, as reflected in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies, and (ii) the primary business activities of the issuer are conducted in Mainland China, or its principal places of business are located in Mainland China, or a majority of its senior management responsible for business operations and management are Chinese citizens or domiciled in Mainland China. The determination of whether an overseas offering and listing by a domestic company is indirect shall be based on a substance-over-form approach.

Additionally, under the Trial Measures, any domestic entity or individual submitting documents or materials requested by an overseas securities regulatory agency for investigative or evidence collection purposes must obtain prior approval from the CSRC and other competent authorities under the State Council.

Based on the following representations confirmed by the Company: (i) The Company currently does not have, and does not intend to establish, any subsidiary or enter into any contractual arrangements to form a VIE structure with any entity in the PRC; (ii) The Company is not controlled by any PRC entity or individual; (iii)Neither the Company nor its operating subsidiary has any operations in the PRC, nor do they have any partnerships or cooperation with any PRC entity or individual; (iv) Neither the Company nor its operating subsidiary currently has, nor do they intend to make, any investments, including but not limited to owning or leasing any assets, in the PRC; (v) None of the senior managers responsible for the Company’s and its operating subsidiary’s business operations and management are citizens of the PRC or domiciled in Mainland China; and (vi) Neither the Company nor its operating subsidiary generates any revenue from the PRC.

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As of the date hereof, we are of the opinion that the Company would not be deemed an “Indirect Overseas Issuance and Listing” under the Trial Measures.

Pursuant to the Basic Law and under the principle of “one country, two systems,” entities in Hong Kong do not qualify as “domestic entities or individuals” of the PRC. Accordingly, we are of the opinion that Article 26 of the Trial Measures does not apply to the Company or its subsidiary operating entities in Hong Kong.

3.4

Based on the Company’s confirmation, the Assumptions and subject to the qualifications (as defined below), except as disclosed in the Registration Statement, as of the date hereof, we are of the opinion that:

(1) The Company and its subsidiaries are not currently required to obtain any permission or approval from the CSRC, the CAC, or any other PRC governmental authority to operate their business.

(2) The Offering and the listing of the Ordinary Shares on the NASDAQ do not require any permission or approval from the CSRC, the CAC, or any other PRC governmental authority.

However, should the Company or its subsidiaries engage in activities that harm the national security, public interests, or legitimate rights and interests of citizens or organizations of the PRC during its listing or data processing activities, they may still be subject to legal liability imposed by the relevant PRC authorities. Additionally, as the PRC legal framework concerning personal information, data security, and overseas securities offerings and listings evolves, we cannot be certain that the competent PRC authorities will not adopt a contrary position or that the regulatory regime will not undergo future changes that could affect our opinions expressed herein.

The analysis provided above has not been confirmed with the CSRC.

4	Qualifications

This Opinion is subject to the following qualifications:

(a) This Opinion is limited to PRC laws of general application as of the date hereof. We have not conducted any investigation, nor do we express or imply any views on the laws of any jurisdiction other than the PRC;

(b) The PRC laws referenced herein are those currently in force, and there is no assurance that any such laws, or their interpretation or enforcement, will not be amended, modified, or replaced in the near or distant future, with or without retrospective effect;

(c) This Opinion is issued based on our understanding of the current PRC laws. For matters not explicitly addressed under current PRC laws, the interpretation, implementation, and application of specific requirements are subject to the discretion of the competent PRC legislative, administrative, and judicial authorities. There can be no assurance that the authorities will not ultimately adopt a view contrary to the opinions expressed herein;

(d) Except as expressly stated herein, we have not conducted any independent investigation to determine the existence or absence of facts, and no inference regarding our knowledge of any facts should be drawn from our role as counsel in issuing this Opinion;

(e) We offer this Opinion solely in our capacity as a law firm practicing PRC law in the PRC and within the limits of our legal expertise;

(f) This Opinion is intended solely for the benefit of the person to whom it is addressed, is strictly limited to the matters expressly stated herein, and shall not be used for any other purpose or quoted or referred to in any public document, or filed with any governmental body or agency, without our prior written consent.

Yours faithfully,

/s/ Beijing Yingke Law Firm Shenzhen Office

Beijing Yingke Law Firm Shenzhen Office

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